OFFER TO PURCHASE

AND CONSENT SOLICITATION STATEMENT

                         MAGELLAN HEALTH SERVICES, INC.

                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
              11 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2004
                        AND SOLICITATION OF CONSENTS TO
                    PROPOSED AMENDMENTS OF RELATED INDENTURE
                  AND TERMINATION OF THE LISTING OF THE NOTES
                      ON THE NEW YORK STOCK EXCHANGE, INC.
                            ------------------------

    Magellan Health Services, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended from time to time, the "Statement") and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and, together with this Statement, the "Offer"), any and all of its outstanding 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Notes") from any and all Holders (as defined in the Indenture relating to the Notes, the "Holders") thereof, at a purchase price determined in the manner described herein by reference to a fixed spread of 30 basis points over the yield to maturity of the 7% U.S. Treasury Note due April 15, 1999 (of which an amount equal to 2% of the principal amount ($20 for each $1,000 principal amount) of each Note purchased shall constitute a consent payment (the "Consent Payment") that will only be paid for Notes validly tendered (and not withdrawn) on or prior to the Consent Date) (the "Offer Consideration"). Holders who validly tender their Notes pursuant to the Offer on or prior to the Consent Date will receive the Offer Consideration (which includes the Consent Payment), whereas Holders who validly tender their Notes thereafter will receive an amount equal to the Offer Consideration less the Consent Payment. In each case, Holders will also receive accrued and unpaid interest on the Notes up to, but not including, the Payment Date (as hereinafter defined).
    The Offer Consideration (including the Consent Payment) for Notes tendered pursuant to the Offer shall be the price (calculated as described in Schedule I to this Statement) equal to the present value on the Payment Date of $1,056.25 per $1,000 principal amount of Notes (the amount payable on April 15, 1999, which is the first date on which the Notes are redeemable (the " Earliest Redemption Date")), determined on the basis of a yield (the "Tender Offer Yield") to the Earliest Redemption Date equal to the sum of (x) the yield on the 7% U.S. Treasury Note due April 15, 1999 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such security as of 2:00 p.m., New York City Time, on January 26, 1998, the tenth business day immediately preceding the scheduled Expiration Date (the "Price Determination Date"), as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" (the "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall elect in its sole discretion) plus (y) 30 basis points (the "Fixed Spread") (such price being rounded to the nearest cent per $1,000 principal amount of Notes). In the event the Offer is extended for any period of time longer than ten (10) business days from the previously scheduled Expiration Date, a new Price Determination Date will be established.

                                                   (CONTINUED ON FOLLOWING PAGE)
    THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 26, 1998 IF ON SUCH DATE PURCHASER HAS RECEIVED THE REQUISITE CONSENTS (AS HEREINAFTER DEFINED) OR THE FIRST DATE THEREAFTER THAT PURCHASER RECEIVES THE REQUISITE CONSENTS FROM HOLDERS OF THE NOTES, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "CONSENT DATE"). THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 9, 1998 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS WHO DESIRE TO RECEIVE THE OFFER CONSIDERATION (WHICH INCLUDES THE CONSENT PAYMENT) MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR NOTES ON OR PRIOR TO THE CONSENT DATE. HOLDERS WHO TENDER THEIR NOTES AFTER THE CONSENT DATE WILL RECEIVE THE OFFER CONSIDERATION LESS THE CONSENT PAYMENT. CONSENTS MAY BE REVOKED AND TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE CONSENT DATE.
                            ------------------------

THE DEALER MANAGER FOR THE OFFER AND THE SOLICITATION AGENT FOR THE SOLICITATION
                                      IS:

                             CHASE SECURITIES INC.

January 12, 1998

(COVER PAGE CONTINUED)

    In conjunction with the Offer, Purchaser hereby solicits (the "Solicitation") consents (the "Consents") of Holders to (i) certain proposed amendments (the "Proposed Amendments") to the Indenture, dated as of May 2, 1994, as supplemented (the "Indenture"), by and among Purchaser, the Guarantors (as such term is defined in the Indenture) and Marine Midland Bank, as trustee (the "Trustee"), pursuant to which the Notes were issued, to, among other things, eliminate substantially all the covenants contained in the Indenture and
(ii) the termination of the listing (the "Delisting") of the Notes on the New York Stock Exchange, Inc. (the "NYSE"). The Proposed Amendments and the Delisting require the Consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding (the "Requisite Consents"). The Proposed Amendments will be implemented by a supplemental indenture (the "Supplemental Indenture"), which is expected to be executed promptly following receipt of the Requisite Consents. Although the Supplemental Indenture reflecting the Proposed Amendments will become effective upon execution by Purchaser, the Guarantors and the Trustee, the Proposed Amendments will not become operative until Notes are accepted for purchase by Purchaser pursuant to the Offer, which is expected to occur promptly following the Expiration Date. See Sections 4 and 7.

    NOTWITHSTANDING ANY OTHER PROVISION OF THE OFFER OR THE SOLICITATION, PURCHASER'S OBLIGATION TO ACCEPT FOR PURCHASE, AND TO PAY FOR, NOTES VALIDLY TENDERED PURSUANT TO THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 11.

    If the Offer is consummated and the Proposed Amendments become operative, Notes that are not tendered, or are not accepted for purchase pursuant to the Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture. If a Holder does not properly tender Notes pursuant to the Offer on or prior to the Consent Date, or Consents either are not properly delivered or are revoked and not properly redelivered, on or prior to the Consent Date, such Holder will not receive the Consent Payment, even though the Proposed Amendments will be effective as to all Notes. As a result of the adoption of the Proposed Amendments, Holders of such outstanding Notes will not be entitled to the benefit of substantially all the covenants presently contained in the Indenture. In addition, if the Offer is consummated, the listing of the Notes on the NYSE will be terminated and, as a result, the trading market for Notes not properly tendered pursuant to the Offer is likely to be significantly limited. Consequently, the consummation of the Offer, the adoption of the Proposed Amendments and the Delisting may have adverse consequences for Holders who do not validly tender Notes pursuant to the Offer. See Section 3.

    The Notes are currently listed and principally traded on the NYSE. On January 9, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing bid price per $100 principal amount of the Notes was $109.61. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES. The Delisting requires the Consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding. Trading of the Notes on the NYSE will not be terminated until the Notes are accepted for purchase by Purchaser pursuant to the Offer. See Section 7.

    If the Notes are accepted for payment pursuant to the Offer, Holders who validly tender Notes pursuant to the Offer on or prior to the Consent Date and do not withdraw such tender or revoke such Consent on or prior to the Consent Date will receive the Offer Consideration (which includes the Consent Payment). Holders who validly tender Notes and deliver Consents pursuant to the Offer on or prior to the Consent Date may not revoke such tender of Notes or Consent after the Consent Date. Holders who validly tender their Notes and deliver Consents after the Consent Date and on or prior to the Expiration Date will receive the Offer Consideration less the Consent Payment.

    Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Purchaser will (i) purchase, by accepting for payment, and will pay for, all Notes validly tendered on or prior to the Expiration Date (and not withdrawn) pursuant to the Offer and (ii) pay for all Consents validly delivered on or prior to the Consent Date (and not revoked) pursuant to the Solicitation, in each case promptly after the Expiration Date (the "Payment Date").

    HOLDERS WHO TENDER NOTES PURSUANT TO THE OFFER ARE OBLIGATED TO CONSENT TO THE PROPOSED AMENDMENTS AND THE DELISTING. PURSUANT TO THE TERMS OF THE CONSENT AND LETTER OF TRANSMITTAL, THE COMPLETION, EXECUTION AND DELIVERY THEREOF BY A HOLDER IN CONNECTION WITH THE TENDER OF NOTES WILL BE DEEMED TO CONSTITUTE THE CONSENT WITH RESPECT TO THE NOTES TENDERED. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES PURSUANT TO THE OFFER AND MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE PREVIOUSLY TENDERED NOTES TO WHICH SUCH CONSENTS RELATE.

    In the event that the Offer and the Solicitation are withdrawn or otherwise not completed, the Offer Consideration (including the Consent Payment) will not be paid or become payable to Holders who have validly tendered their Notes and delivered Consents in connection with the Offer and the Solicitation. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holder and the Proposed Amendments will not become operative.

(COVER PAGE CONTINUED)

                     CERTAIN OFFER AND SOLICITATION MATTERS

    Tenders of Notes may be withdrawn at any time prior to the Consent Date. Tenders of Notes may also be withdrawn if the Offer is terminated without any Notes being purchased thereunder or as otherwise provided herein. For a withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in Section 9 hereof. A valid withdrawal of tendered Notes prior to the Consent Date shall be deemed a revocation of the related Consent. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering Holders promptly. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend such Offer to the extent required by law. Other than as set forth herein, once tendered, Notes may not be withdrawn after the Consent Date. See Section 9.

    Consents may be revoked at any time prior to the Consent Date, but a valid revocation of a Consent will be deemed a withdrawal of the tendered Notes. For a revocation of a Consent to be valid, such revocation must comply with the procedures set forth in Section 9 hereof. If, prior to the Consent Date, the Solicitation is amended in a manner determined by Purchaser, in its sole discretion, to constitute a material adverse change to the Holders, Purchaser promptly will disclose such amendment and may, if appropriate, extend the Solicitation for a period deemed by Purchaser to be adequate to permit Holders to properly deliver or revoke their Consents. In addition, Purchaser may, if it deems appropriate, extend the Solicitation for any other reason. Other than as set forth herein, once delivered, Consents may not be revoked after the Consent Date. See Section 9.

    NOTWITHSTANDING ANY OTHER PROVISION OF THE OFFER OR THE SOLICITATION, PURCHASER'S OBLIGATION TO ACCEPT FOR PURCHASE, AND TO PAY FOR, NOTES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF (I) THE CONSENT CONDITION (AS HEREINAFTER DEFINED),
(II) THE FINANCING CONDITION (AS HEREINAFTER DEFINED), (III) THE MERIT TENDER OFFER CONDITION (AS HEREINAFTER DEFINED), (IV) THE MERGER CONDITION (AS HEREINAFTER DEFINED) AND (V) THE GENERAL CONDITIONS (AS HEREINAFTER DEFINED). PURCHASER, IN ITS SOLE DISCRETION, MAY WAIVE ANY OF THE CONDITIONS OF THE OFFER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME. SEE SECTIONS 3 AND 11.

    From time to time in the future, Purchaser or its subsidiaries may acquire any Notes that are not tendered pursuant to the Offer (through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser or its subsidiaries will choose to pursue in the future.

    PURCHASER RESERVES THE RIGHT TO WAIVE ANY AND ALL CONDITIONS TO THE OFFER OR THE SOLICITATION AND TO ACCEPT FOR PURCHASE ANY NOTE TENDERED PURSUANT TO THE OFFER, WHETHER OR NOT THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS AND THE DELISTING ARE RECEIVED. SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET FORTH IN THIS STATEMENT, PURCHASER RESERVES THE RIGHT TO EXTEND OR TERMINATE THE OFFER AND THE SOLICITATION, OR TO OTHERWISE AMEND THE OFFER AND THE SOLICITATION IN ANY RESPECT.

    THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

    See "CERTAIN SIGNIFICANT CONSIDERATIONS" and "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" for discussions of certain factors that should be considered in evaluating the Offer and the Solicitation.

(COVER PAGE CONTINUED)

                                   IMPORTANT

    Any Holder desiring to tender Notes and consent to the Proposed Amendments and the Delisting should either (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the Instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed (if required by Instruction 1 to the Consent and Letter of Transmittal) and deliver it, together with certificates evidencing such Notes being tendered and any other required documents to Marine Midland Bank ("Marine Midland"), as depositary (the "Depositary"), at its address set forth on the back cover of this Statement or (b) in the case of a beneficial owner who holds Notes in book-entry form, request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes and deliver Consents with respect to Notes so registered. See Section 8.

    Any Holder who desires to tender Notes and whose Notes are not immediately available, or who cannot complete the procedure set forth herein for tender on a timely basis, may tender such Notes by following the procedures for guaranteed delivery set forth in Section 8. The procedures for guaranteed delivery of Notes may not be used to deliver Consents prior to the Consent Date.

    The Depository Trust Company ("DTC") has confirmed that the Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with ATOP procedures for transfer. DTC will then send an Agent's Message (as defined in Section 8) to the Depositary. Notwithstanding the tender of Notes by a Holder pursuant to ATOP, in order to validly deliver a Consent with respect to Notes transferred pursuant to ATOP on or prior to the Consent Date (and thereby make a valid tender of such Notes), DTC participants using ATOP must also properly complete and execute the Consent and Letter of Transmittal and timely deliver it to the Depositary. See Section 8.

    Consents and Letters of Transmittal, the Notes and any other required documents should be sent to the Depositary only, and the method of delivery of such documents to the Depositary is at the election and risk of the Holder tendering such Notes and delivering such Consent and Letter of Transmittal and any other required documents. Questions and requests for assistance may be directed to Georgeson & Company Inc. ("Georgeson"), the information agent (the "Information Agent"), or Chase Securities Inc. ("Chase Securities"), the dealer manager (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Statement. Additional copies of this Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Any Holder whose Notes have been mutilated, lost, stolen or destroyed should contact the Trustee at its address and telephone number set forth in Section 8 for further instructions.

    THIS STATEMENT CONSTITUTES NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF PURCHASER OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

    NONE OF PURCHASER, THE DEALER MANAGER, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKE ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER NOTES PURSUANT TO THE OFFER AND DELIVER CONSENTS TO THE PROPOSED AMENDMENTS AND THE DELISTING.

    All information concerning Merit (as hereinafter defined) that is contained herein (i) has been provided by Merit or (ii) is based on publicly available information of Merit.

    Certain of the statements in the Statement including, without limitation, statements regarding opportunities, revenue growth and future transactions constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Risk factors such as the ability to successfully complete and integrate acquisitions and the degree of new product success could prevent Purchaser from achieving its objectives. For a more complete discussion of these and other risks, please see "Certain Significant Considerations" and Purchaser's Annual Report on Form 10-K for the year ended September 30, 1997.

                             AVAILABLE INFORMATION

    Purchaser and Merit Behavioral Care Corporation ("Merit") are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http:/www.sec.gov. The Notes and other securities of the Purchaser are listed on the NYSE. The reports, proxy statements and other information of Purchaser referred to above may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

    The following document filed by Purchaser with the SEC is incorporated herein by reference and shall be deemed to be a part hereof:

    1. Annual Report of Purchaser on Form 10-K for the year ended September 30, 1997.

    The following document filed by Merit with the SEC is incorporated herein by reference and shall be deemed to be a part hereof:

    1. Annual Report of Merit on Form 10-K for the year ended September 30,
1997.

    All documents and reports filed by Purchaser and Merit with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and prior to the termination of the Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

    Purchaser will provide without charge, upon written or oral request, to each person to whom a copy of this Statement is delivered, a copy of any of the documents of Purchaser (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein. Request for documents incorporated by reference herein should be directed to Mr. Kevin Helmintoller, Vice President - Investor Relations, Magellan Health Services, Inc., 3414 Peachtree Road,

N.E., Suite 1400, Atlanta, Georgia 30326, (404) 841-9200. The documents may also be accessed electronically by means of the SEC's home page on the Internet at http:/www.sec.gov.

    Merit will provide without charge, upon written or oral request, to each person to whom a copy of this Statement is delivered, a copy of any of the documents of Merit (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein. Request for documents incorporated by reference herein should be directed to Mr. John A. Budnick, Chief Financial Officer, Merit Behavioral Care Corporation, One Maynard Drive, Park Ridge, New Jersey 07656, (201) 391-8700. The documents may also be accessed electronically by means of the SEC's home page on the Internet at http:/www.sec.gov.

    No person has been authorized to give any information or to make any representation not contained in this Statement or the Consent and Letter of Transmittal and, if given or made, such information or representation may not be relied upon as having been authorized by Purchaser, the Dealer Manager, the Depositary or the Information Agent. Neither the delivery of this Statement nor any purchase hereunder shall, under any circumstance, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of Purchaser or Merit as of such date.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------

SUMMARY..........................................................................................................  1

1.         CERTAIN INFORMATION CONCERNING PURCHASER, THE MERGER AND THE NOTES....................................  5

2.         CAPITALIZATION OF PURCHASER...........................................................................  6

3.         CERTAIN SIGNIFICANT CONSIDERATIONS....................................................................  7

4.         PROPOSED AMENDMENTS TO THE INDENTURE..................................................................  13

5.         DELISTING OF NOTES FROM THE NYSE......................................................................  15

6.         TERMS OF THE OFFER AND THE SOLICITATION...............................................................  16

7.         ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS.................................  19

8.         PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS................................................  20

9.         WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS......................................................  24

10.        SOURCE AND AMOUNT OF FUNDS............................................................................  24

11.        CONDITIONS TO THE OFFER AND THE SOLICITATION..........................................................  24

12.        CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS........................................................  26

13.        THE DEALER MANAGER, THE INFORMATION AGENT AND THE
           DEPOSITARY............................................................................................  27

14.        FEES AND EXPENSES.....................................................................................  28

15.        MISCELLANEOUS.........................................................................................  28

SCHEDULE I : FORMULA TO DETERMINE OFFER CONSIDERATION............................................................  I-1

SCHEDULE II: HYPOTHETICAL ILLUSTRATION OF OFFER CONSIDERATION....................................................  II-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS STATEMENT AND THE CONSENT AND LETTER OF TRANSMITTAL. CAPITALIZED TERMS HAVE THE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS STATEMENT.

Purchaser:...................  Magellan Health Services, Inc., a Delaware corporation, is one of the nation's largest providers of managed behavioral healthcare services.

The Notes:...................  The Offer and the Solicitation are being made with respect to the Purchaser's 11 1/4% Series A Senior Subordinated
                               Notes due 2004.

The Merger:..................  On October 24, 1997, Purchaser announced that it had entered into a definitive agreement (the "Merger Agreement") to
                               acquire Merit for cash consideration of approximately $458.3 million, subject to certain adjustments, pursuant to which
                               Merit will become a wholly-owned subsidiary of Purchaser
                               (the "Merger"). Consummation of the Merger and the related financing arrangements would violate certain covenants
                               contained in the Indenture. In particular, the Merger and
                               the related financing arrangements would violate the
                               covenants in the Indenture that prohibit Purchaser from
                               making investments in excess of certain amounts or incurring additional indebtedness in excess of certain amounts. The
                               Purchaser is making this Offer and soliciting the Consents to eliminate, among other things, the restrictions imposed by the Indenture on consummating the Merger and the related financing arrangements.

The Offer:...................  Purchaser is offering to purchase any and all of the outstanding Notes.

The Solicitation:............  As a condition to consummation of the Offer, Purchaser is also seeking Consents from Holders to the Proposed
                               Amendments to the Indenture and to the Delisting of the
                               Notes from the NYSE.

Offer Consideration:.........  The Offer Consideration (including the Consent Payment) for
                               Notes tendered pursuant to the Offer shall be the price
                               (calculated as described in Schedule I to this Statement)
                               equal to the present value on the Payment Date of $1,056.25 per $1,000 principal amount of Notes (the amount payable on
                               April 15, 1999, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")), determined on the basis of a yield (the "Tender Offer Yield") to the
                               Earliest Redemption Date equal to the sum of (x) the yield on the 7% U.S. Treasury Note due April 15, 1999 (the
                               "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the
                               bid price for such security as of 2:00 p.m., New York City
                               Time, on January 26, 1998, the tenth business day
                               immediately preceding the scheduled Expiration Date (the
                               "Price Determination Date"), as displayed on the Bloomberg
                               Government Pricing Monitor on "Page PX4" (the "Bloomberg
                               Page") (or, if any relevant price is not available on a
                               timely basis on the Bloomberg Page or is manifestly
                               erroneous, such other recognized quotation source as the
                               Dealer Manager shall elect in its sole discretion) plus (y)
                               30 basis points (the "Fixed Spread") (such price being
                               rounded to the nearest cent per $1,000 principal amount of
                               Notes), plus accrued and unpaid interest on the Notes to,
                               but not including, the Payment Date. In the event the Offer is

                               extended for any period of time longer than ten (10)
                               business days from the previously scheduled Expiration Date, a new Price Determination Date will be established. Holders of Notes tendered after the Consent Date will receive the
                               Offer Consideration less 2% of the principal amount of each
                               Note (the "Consent Payment").
Requisite Consents:..........  Approval of the Proposed Amendments to the Indenture and the
                               Delisting requires the Consent of the Holders of at least
                               66 2/3% in aggregate principal amount of the Notes
                               outstanding.

Effectiveness of Proposed
  Amendments:................  The Supplemental Indenture implementing the Proposed
                               Amendments will be executed promptly following receipt of
                               the Requisite Consents. The Proposed Amendments, however,
                               will not become operative until Purchaser has accepted for purchase all Notes validly tendered (and not withdrawn)
                               pursuant to the Offer. See Section 7. If the Proposed
                               Amendments become operative, all persons who continue to
                               hold Notes thereafter will be subject to the provisions of the Indenture as amended by the Proposed Amendments.

Tender of Notes and Delivery
  of Consents:...............  Upon the terms of the Offer and the Solicitation and upon satisfaction or waiver of the conditions thereto, Purchaser will accept for purchase Notes validly tendered on or prior to the Expiration Date (and not properly withdrawn). Holders who validly tender their Notes and deliver their Consents on or prior to the Consent Date (and do not withdraw such
                               tender or revoke such Consent) will be entitled to receive the Offer Consideration (which includes the Consent Payment)
                               plus accrued and unpaid interest up to, but not including, the Payment Date. Holders that validly tender their Notes
                               and deliver their Consents after the Consent Date but on or prior to the Expiration Date will be entitled to receive the
                               Offer Consideration less the Consent Payment, plus accrued and unpaid interest up to, but not including, the Payment
                               Date. Payment for Notes validly tendered and accepted for
                               payment will be made by deposit of such amounts, as
                               applicable, with the Depositary who will act as agent for
                               the tendering and consenting Holders for the purpose of
                               receiving payments from Purchaser and transmitting such
                               payments to the tendering and consenting Holders. Such
                               payments are expected to be made on the Payment Date,
                               promptly following the Expiration Date. See Sections 6 and
                               7.

Proposed Amendments:.........  The Proposed Amendments would (i) delete the following covenants contained in the Indenture: Section 5.02 (SEC
                               Reports); Section 5.03 (Compliance Certificates); Section
                               5.04 (Further Instruments and Acts); Section 5.06
                               (Limitation on Restricted Payments); Section 5.08
                               (Limitation on Additional Indebtedness); Section 5.10
                               (Limitation on Sale of Subsidiary Shares); Section 5.11
                               (Limitation on Liens); Section 5.12 (Limitation on Payment
                               Restrictions Affecting Restricted Subsidiaries); Section
                               5.13 (Limitation on Transactions with Affiliates); Section
                               5.16 (Payment of Taxes and Other Claims); Section 5.18
                               (Maintenance of Properties and Insurance) and Section 5.21
                               (Covenant to Comply with Securities Laws Upon Purchase of
                               Securities); (ii) amend Article 6 (Successor Corporations);
                               (iii) delete

                               the events of default contained in Section 7.01 relating to cross-acceleration with respect to debt instruments and
                               final judgments against Purchaser or its subsidiaries; and
                               (iv) delete and amend certain definitions contained in the
                               Indenture, as appropriate.

Delisting of Notes:..........  Upon consummation of the Offer, Purchaser will cause the
                               NYSE to terminate the listing of the Notes on the NYSE,
                               which could make trading the Notes difficult.

Source of Funds..............  Assuming 100% of the outstanding principal amount of the
                               Notes is tendered and accepted for payment and assuming a
                               Price Determination Date as described on Schedule II,
                               approximately $419 million will be required to pay the Offer
                               Consideration in connection with the Offer and the
                               Solicitation. Such funds will be obtained by Purchaser from
                               (i) the proceeds of an offering of new senior subordinated notes due 2008 (the "New Senior Subordinated Notes") to be consummated simultaneously with the Offer, (ii) borrowings under a new $900 million senior secured credit agreement
                               (the "New Credit Agreement") and/or (iii) such other credit facilities as Purchaser determines are appropriate. See
                               Section 10.

Conditions to the Offer:.....  Purchaser's obligation to accept for purchase and to pay for the Notes validly tendered pursuant to the Offer is subject to and conditioned upon satisfaction of: (i) the Consent
                               Condition, (ii) the Financing Condition, (iii) the Merit
                               Tender Offer Condition; (iv) the Merger Condition and (v)
                               the General Conditions. See Section 11.

Consent Date:................  The Solicitation will expire at 5:00 p.m., New York City time, on Monday, January 26, 1998, if on such date Purchaser has received the Requisite Consents, or on the first date
                               thereafter that Purchaser receives the Requisite Consents, unless extended. The Supplemental Indenture will be executed promptly following the receipt of the Requisite Consents.

Expiration Date:.............  The Offer will expire at 12:00 midnight, New York City time, on Monday, February 9, 1998, unless extended.

Payment Date:................  Payments will be made promptly following the Expiration
                               Date.

Procedure for Tendering Notes
  and Delivering Consents:...  Any Holder desiring to tender Notes and deliver Consents to the Proposed Amendments and the Delisting should (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Consent and Letter of
                               Transmittal (or a manually signed facsimile thereof) in
                               accordance with the Instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed (if
                               required by Instruction 1 to the Consent and Letter of
                               Transmittal) and deliver it, together with certificates
                               evidencing such Notes being tendered and any other required documents to the Depositary at its address set forth on the back cover of this Statement or (b) in the case of a
                               beneficial owner who holds Notes in book-entry form, request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A Holder who desires to tender Notes after the Consent Date but
                               cannot comply with the delivery requirements may tender such
                               Notes by

                               following the procedures set forth herein for guaranteed
                               delivery. See Section 8. DTC participants may electronically transmit their acceptance of the Offer by causing DTC to
                               transfer Notes to the Depositary in accordance with ATOP
                               procedures for transfer. DTC will then send an Agent's
                               Message (as defined in Section 8) to the Depositary.
                               Notwithstanding the tender of Notes by a Holder pursuant to
                               ATOP, in order to validly deliver a Consent with respect to
                               Notes transferred pursuant to ATOP on or prior to the
                               Consent Date (and thereby make a valid tender of such
                               Notes), DTC participants using ATOP must also properly
                               complete and execute the Consent and Letter of Transmittal and timely deliver it to the Depositary.

Revocation of Consents:......  Consents may be revoked at any time prior to the Consent
                               Date upon compliance with the procedures described herein
                               but are thereafter irrevocable. A valid revocation of a
                               Consent will be deemed a withdrawal of tendered Notes. See
                               Section 9.

Withdrawal of Tenders of
  Notes:.....................  Tenders of Notes may be withdrawn at any time prior to the
                               Consent Date upon compliance with the procedures described herein but are thereafter irrevocable. Tenders of Notes may also be withdrawn if the Offer is terminated without any
                               Notes being purchased hereunder. A valid withdrawal of
                               tendered Notes prior to the Consent Date will be deemed a
                               revocation of the related Consent. See Section 9.

Certain Significant
  Considerations:............  See Section 3 for a discussion of certain factors that should be considered in evaluating the Offer and the
                               Solicitation.

Certain Tax Considerations...  Holders of Notes should consider certain U.S. Federal income tax consequences of the Offer and the Solicitation. See
                               Section 12.

Untendered Notes.............  Notes not tendered and purchased pursuant to the Offer will remain outstanding. If the Requisite Consents are received and the Proposed Amendments become operative pursuant to the
                               Supplemental Indenture, such Notes will not have the benefit of the restrictive covenants that will be eliminated from
                               the Indenture by the Proposed Amendments. In addition, as a result of the consummation of the Offer, the aggregate
                               principal amount of the Notes that are outstanding will be significantly reduced and the Notes will be delisted from
                               the NYSE, which may adversely affect the liquidity and,
                               consequently, the market price for the Notes, if any, that remain outstanding after consummation of the Offer. See
                               Section 3.

Dealer Manager:..............  Chase Securities is serving as Dealer Manager in connection with the Offer and the Solicitation. Its address and
                               telephone number are set forth on the back cover of this
                               Statement.

Depositary:..................  Marine Midland is serving as Depositary in connection with the Offer and the Solicitation. Its address and telephone
                               numbers are set forth on the back cover of this Statement.

Information Agent:...........  Georgeson is serving as Information Agent in connection with the Offer and the Solicitation. Its address and telephone
                               number are set forth on the back cover of this Statement.

    TO HOLDERS OF THE 11 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2004 OF
                         MAGELLAN HEALTH SERVICES, INC.

    THIS STATEMENT AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER AND THE SOLICITATION.

1. CERTAIN INFORMATION CONCERNING PURCHASER, THE MERGER AND THE NOTES.

    PURCHASER. Purchaser is one of the nation's largest providers of managed behavioral healthcare services, offering a broad array of cost-effective managed behavioral healthcare products. Following the Merger, Purchaser will have over 56 million covered lives under managed behavioral healthcare contracts and will manage behavioral healthcare programs for over 4,000 customers. Through its current network of over 33,000 providers and 2,000 treatment facilities, Purchaser manages behavioral healthcare programs for Blue Cross/Blue Shield organizations, health maintenance organizations ("HMOs") and other insurance companies, corporations, federal, state and local government agencies, labor unions and various state Medicaid programs. Purchaser believes it will have the largest and most comprehensive behavioral healthcare provider network in the United States as a result of the Merger. In addition to Purchaser's behavioral healthcare products, Purchaser offers specialty products related to the management of certain chronic conditions. Purchaser also offers a broad continuum of behavioral healthcare services through National Mentor, Inc., its wholly-owned public-sector provider, to approximately 2,800 individuals who receive healthcare benefits funded by state and local governmental agencies. Furthermore, Purchaser franchises the "CHARTER" System of behavioral healthcare to the acute-care psychiatric hospitals and other behavioral care facilities operated by Charter Behavioral Health Systems, LLC ("CBHS"), an entity in which Purchaser and an affiliate of Crescent Real Estate Equities Limited Partnership ("Crescent") each own a 50% equity interest.

    Purchaser's professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through Purchaser's network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by Purchaser's extensive provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services). Purchaser provides these services through: (i) risk-based products, (ii) employee assistance programs ("EAPs"), (iii) administrative services-only products ("ASO products") and (iv) products that combine features of some or all of these products. Under risk-based products, Purchaser arranges for the provision of a full range of behavioral healthcare services for beneficiaries of customers' healthcare benefit plans through fee arrangements under which Purchaser assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee. Under EAPs, Purchaser provides assessment services to employees and dependants of its customers, and if required, referral services to the appropriate behavioral healthcare service provider. Under ASO products, Purchaser provides services such as utilization review, claims administration and provider network management. Purchaser does not assume the responsibility for the cost of providing healthcare services pursuant to its ASO products. Based on total covered lives, Purchaser will be, following the consummation of the Merger, the industry leader with respect to risk-based, EAP and ASO products.

    Purchaser intends to implement its business strategy, in part, through the Merger. Furthermore, Purchaser is currently in discussions with Crescent Operating, Inc., an affiliate of Crescent ("COI"), regarding the purchase by COI of the franchise operations and all or part of Purchaser's interest in CBHS. The cash proceeds received by Purchaser upon the consummation of any such transaction would be used to repay indebtedness. However, there can be no assurance that a definitive agreement will be executed or that such transaction will occur.

    Purchaser was incorporated in 1969 under the laws of the State of Delaware. Unless the context otherwise requires, references to Purchaser include Magellan Health Services, Inc. and its subsidiaries. Purchaser's principal executive offices are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, and its telephone number is (404) 841-9200.

    THE MERGER. On October 24, 1997, Purchaser announced that it had entered into the Merger Agreement to acquire Merit for cash consideration of approximately $458.3 million, subject to certain adjustments, pursuant to which Merit will become a wholly-owned subsidiary of Purchaser (the "Merger"). In connection with the Merger, Purchaser will issue the New Senior Subordinated Notes and will enter into the New Credit Agreement with The Chase Manhattan Bank ("Chase"), an affiliate of Chase Securities Inc., and a group of other financial institutions. Pursuant to the New Credit Agreement, Chase and such financial institutions will, subject to the satisfaction of certain conditions, make available to Purchaser senior secured credit facilities of up to $900 million. Consummation of the Offer is subject to Purchaser's obtaining those funds. Consummation of the Merger and the related financing arrangements would violate certain covenants contained in the Indenture. In particular, the Merger and the related financing arrangements would violate the covenants in the Indenture that prohibit Purchaser from making investments in excess of certain amounts or incurring additional indebtedness in excess of certain amounts. The Purchaser is making this Offer and soliciting the Consents to, among other things, eliminate the restrictions on consummating the Merger and the related financing arrangements imposed by the Indenture. The issuance by Purchaser of New Senior Subordinated Notes, the closing under the New Credit Agreement and the consummation of the Merit Tender Offer (as hereinafter defined) and the Merger are expected to occur on or prior to the Payment Date.

    THE NOTES. The Notes were issued by Purchaser in 1994 in the aggregate principal amount of $375,000,000, all of which remain outstanding as of the date of this Offer. The Notes are unsecured senior subordinated obligations of Purchaser that mature on April 15, 2004. Pursuant to the Indenture, the Notes may be redeemed on or after April 15, 1999 at a price equal to 105.625% of the principal amount outstanding, and at lesser prices in each succeeding year from that date. Holders may obtain copies of the Indenture without charge from the Information Agent.

2. CAPITALIZATION OF PURCHASER.

    The following table sets forth the consolidated capitalization of Purchaser and Merit at September 30, 1997 and on a pro forma basis to give effect to the Merger, the issuance of the New Senior Subordinated Notes of Purchaser, borrowings under the New Credit Agreement, consummation of a simultaneous tender offer for all outstanding 11 1/2% Senior Subordinated Notes due 2005 of Merit (the "Merit Tender Offer") and the repurchase of all of the Notes pursuant to the Offer (collectively, the "Transactions").

                                                                                       AS OF SEPTEMBER 30, 1997
                                                                                  -----------------------------------
                                                                                   PURCHASER     MERIT     PRO FORMA
                                                                                  -----------  ---------  -----------
                                                                                             (IN MILLIONS)
                                                                                              (UNAUDITED)
Total Debt (including current maturities):
  Existing Purchaser credit facilities..........................................        $0.0      --          --
  Existing Merit credit facilities..............................................      --       $   229.5      --
  New Credit Agreement..........................................................      --          --       $   762.8
  11 1/4% Series A Senior Subordinated Notes due 2004...........................       375.0      --          --
  11 1/2% Senior Subordinated Notes due 2005....................................      --           100.0      --
  New Senior Subordinated Notes due 2008........................................      --          --           400.0
Other Debt......................................................................        20.3      --            20.9
                                                                                  -----------  ---------  -----------
    Total Debt..................................................................      $395.3   $   329.5   $ 1,183.7
Stockholders' Equity (Deficit)..................................................       158.3       (25.9)      214.4
                                                                                  -----------  ---------  -----------
Total Capitalization............................................................      $553.6   $   303.6   $ 1,398.1
                                                                                  -----------  ---------  -----------
                                                                                  -----------  ---------  -----------

3. CERTAIN SIGNIFICANT CONSIDERATIONS.

    THE FOLLOWING CONSIDERATIONS, IN ADDITION TO THE OTHER INFORMATION DESCRIBED HEREIN, SHOULD BE CAREFULLY CONSIDERED BY EACH HOLDER OF NOTES BEFORE DECIDING WHETHER TO TENDER NOTES PURSUANT TO THE OFFER AND DELIVER CONSENTS PURSUANT TO THE SOLICITATION.

    EFFECTS OF THE PROPOSED AMENDMENTS. If the Proposed Amendments become operative, Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Supplemental Indenture. As a result of the adoption of the Proposed Amendments, substantially all the covenants contained in the Indenture will be deleted and Holders of Notes not tendered will no longer be entitled to the benefits of such covenants. The deletion of these covenants will permit Purchaser and the Restricted Subsidiaries (as defined in the Indenture, the "Subsidiaries") to take certain actions previously prohibited (such as incur indebtedness, pay dividends or make other restricted payments, incur liens, or make investments that would otherwise not have been permitted) that could increase the credit risks with respect to Purchaser, adversely affect the market price and credit rating of the remaining Notes or otherwise be adverse to the interests of the Holders. See Section 4.

    The New Credit Agreement and the indenture for the New Senior Subordinated Notes will contain covenants that will restrict Purchaser's operations as long as the New Credit Agreement remains in effect or any of the New Senior Subordinated Notes remain outstanding. See "--Restrictive Financing Covenants." Holders of Notes who do not tender their Notes pursuant to the Offer will indirectly benefit from such covenants unless Purchaser obtains waivers of or amendments to them. Purchaser may obtain such waivers or amendments without regard to, or obtaining the consent of, the Holders of the Notes.

    CONDITIONS TO THE CONSUMMATION OF THE OFFER AND THE SOLICITATION AND RELATED RISKS. The consummation of the Offer and Solicitation are subject to the satisfaction of several conditions. See Section 11. There can be no assurance that such conditions will be met or that, in the event the Offer and the Solicitation are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

    TREATMENT OF NOTES NOT TENDERED IN THE OFFER. From time to time in the future, Purchaser may acquire Notes, if any, which are not tendered in response to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may differ materially from the terms of the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser will choose to pursue in the future.

    SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS. As a result of the Transactions, Purchaser will be highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1997, on a pro forma basis, Purchaser's aggregate outstanding indebtedness would have been approximately $1.2 billion and Purchaser's stockholders' equity would have been approximately $214 million as of the same date. The New Credit Agreement and the indenture governing the New Senior Subordinated Notes will permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations.

    Purchaser's high degree of leverage could have important consequences to Holders who do not tender their Notes, including, but not limited to, the following: (i) Purchaser's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of Purchaser's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) Purchaser will be substantially more leveraged than certain of its competitors, which might place Purchaser at a competitive disadvantage; (iv) Purchaser may be hindered in its ability to adjust rapidly to changing market conditions; and (v) Purchaser's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or in the event of adverse changes in the regulatory structure applicable to Purchaser.

    Purchaser's ability to repay or to refinance its indebtedness and to pay interest on its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond Purchaser's control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing strategic projects. Purchaser's ability to meet its debt service and other obligations may depend in significant part on the extent to which Purchaser can successfully implement its business strategy. There can be no assurance the Purchaser will be able to implement its strategy fully or that the anticipated results of its strategy will be realized.

    If Purchaser's cash flow and capital resources are insufficient to fund its debt service obligations, Purchaser may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to restructure its debt. There can be no assurance that Purchaser's cash flow and capital resources will be sufficient for payment of principal of and interest on its indebtedness in the future, or that any such alternative measures would be successful or would permit Purchaser to meet its scheduled debt service obligations.

    Purchaser's obligations under the New Credit Agreement will bear interest at floating rates. As a result, an increase in interest rates could adversely affect, among other things, Purchaser's ability to meet its debt service obligations.

    ADVERSE EFFECTS ON TRADING MARKETS. After the consummation of the Offer, it is anticipated that the outstanding principal amount of Notes available for trading will be significantly reduced. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Because the principal amount of Notes purchased pursuant to the Offer will reduce the float, the liquidity and market price of the Notes may be adversely affected. The reduced float may also tend to make the trading price of the Notes not tendered, or not purchased pursuant to the Offer, more volatile. The extent of the market for such Notes and the availability of price quotations would depend upon the number of Holders of such Notes remaining, the interest in maintaining a market in such Notes on the part of securities firms and other factors. As a result, there can be no assurance that any trading market for the Notes not tendered, or not purchased pursuant to the Offer, will exist after consummation of the Offers.

    HISTORY OF UNPROFITABLE OPERATIONS. Purchaser experienced losses from continuing operations before extraordinary items in each fiscal year from 1993 through 1995. Such losses amounted to $39.6 million, $47.0 million and $43.0 million for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. Merit experienced a loss before cumulative effect of an accounting change in fiscal 1996 and 1997 of $16.9 million and $13.9 million, respectively. Purchaser reported net revenue and net income of approximately $1.35 billion and $32.4 million, respectively, for fiscal 1996 and net revenue and income before extraordinary items of approximately $1.2 billion and $4.8 million, respectively, for fiscal 1997. Purchaser's fiscal 1997 net income included a loss of $35.9 million, net of taxes, relating to the Crescent transactions. There can be no assurance that Purchaser's profitability will continue in future periods.

    RESTRICTIVE FINANCING COVENANTS. The New Credit Agreement and the indenture for the New Senior Subordinated Notes will contain a number of covenants that will restrict the operations of Purchaser and its subsidiaries. In addition, the New Credit Agreement will require Purchaser to comply with specified financial ratios and tests, including a minimum interest coverage ratio, a maximum leverage ratio and a minimum net worth test. There can be no assurance that Purchaser will be able to comply with such covenants, coverage ratios and tests in the future. Purchaser's ability to comply with such covenants, coverage ratios and tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the New Credit Agreement that would permit the lenders thereto to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest and to prevent Purchaser from paying principal, premium, interest or other amounts due on any or all of the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. Furthermore, the commitments of the lender under the New Credit Agreement to make further extensions of credit thereunder could be terminated. If Purchaser were unable to repay all amounts accelerated, the lenders could proceed against the collateral securing Purchaser's obligations pursuant to the New Credit Agreement. If the indebtedness outstanding pursuant to the New Credit Agreement were to be accelerated, there can be no assurance that the assets of Purchaser would be sufficient to repay such indebtedness and the other indebtedness of Purchaser, including any Notes not tendered pursuant to the Offer.

    RISK-BASED PRODUCTS. Revenues under risk-based contracts will be, following the consummation of the Transactions, the primary source of Purchaser's revenue from its managed behavioral care business. In order for such contracts to be profitable, Purchaser must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by Purchaser and control the costs of such services. There can be no assurance that Purchaser's assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs, nor can there be any assurance that increases in behavioral healthcare costs or higher-than-anticipated utilization rates, significant aspects of which are outside Purchaser's control, will not cause expenses associated with such contracts to exceed Purchaser's revenue for such contracts. Purchaser will attempt to increase membership in its risk-based products following the Merger. If Purchaser is successful in this regard, Purchaser's exposure to potential losses from its risk-based products will also be increased. Furthermore, certain of such contracts and certain state regulations require Purchaser or certain of its subsidiaries to reserve a specified amount of cash as financial assurance that it can meet its obligations thereunder. As of September 30, 1997, on a pro forma basis, Purchaser would have had cash reserves of $52.0 million pursuant to such requirements. Such amounts will not be available to Purchaser for general corporate purposes. Furthermore, certain state regulations restrict the ability of subsidiaries that offer risk-based products to pay dividends to Purchaser.

    RELIANCE ON CUSTOMER CONTRACTS. On a pro forma basis, following the consummation of the Merger and certain other completed acquisitions, management estimates that approximately 70% of Purchaser's revenue in fiscal 1997 would have been derived from contracts with payors of behavioral healthcare benefits. Purchaser's managed care contracts typically have terms of one to three years, and in certain cases contain renewal provisions providing for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many, including some of its most significant contracts, are terminable without cause by the customer upon the provision of requisite notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. There can be no assurance that such contracts will be extended or successfully negotiated or that the terms of any new contracts will be comparable to those of existing contracts. Loss of all of these contracts or customers would, and loss of any one of these customers could, have a material adverse effect on Purchaser. In addition, price competition in bidding for contracts can significantly affect the financial terms of any new or renegotiated contract. There can be no assurance that Purchaser's customers will not reevaluate their contractual arrangements with Purchaser following the consummation of the Transactions.

    DEPENDENCE ON GOVERNMENT SPENDING FOR MANAGED HEALTHCARE; POSSIBLE IMPACT OF HEALTHCARE REFORM. A significant portion of Purchaser's managed-care revenue is derived directly or indirectly from federal, state and local governmental agencies, including state Medicaid programs. Reimbursement rates vary from state to state, are subject to periodic renegotiation and may limit the Purchaser's ability to maintain or increase rates. Purchaser is unable to predict the impact on Purchaser's operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general, and there can be no assurance that future regulations or legislation will not have a material adverse effect on Purchaser. Moreover, any reduction in government spending for such programs could also have a material adverse effect on Purchaser. In addition, Purchaser's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially with respect to state Medicaid programs.

These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of Purchaser's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require Purchaser to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower reimbursement rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

    Legislation has periodically been introduced at the State and federal level providing for new regulatory programs and materially revising existing programs. Any such legislation, if enacted, could materially adversely affect Purchaser. Purchaser is unable to predict the impact on Purchaser's operations of future regulations or legislation affecting government healthcare programs, or the healthcare industry in general.

    REGULATION. The managed healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. Purchaser is subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, prepaid limited health services organizations, preferred provider organizations ("PPOs"), third-party administrators ("TPAs") and companies engaged in utilization review; and (ii) the licensing of healthcare professionals, including restrictions on business corporations from practicing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists or, in a few states, psychologists and other mental healthcare professionals. Purchaser's managed care operations are also indirectly affected by regulations applicable to the establishment and operation of behavioral healthcare clinics and facilities.

    Purchaser believes its operations are structured to comply with applicable laws and regulations, in all material respects, and that it has received, or is in the process of applying for, all licenses and approvals material to the operation of its business. In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, Purchaser has not sought licensure as either an insurer or HMO in certain states. Regulators in some states, however, have determined that risk assuming activity by entities that are not themselves providers of care is an activity that requires some form of licensure. There can be no assurance that other states in which Purchaser operates will not adopt a similar view, thus requiring Purchaser to obtain additional licenses. Such additional licensure might require Purchaser to maintain minimum levels of deposits, net worth, capital, surplus or reserves, or limit Purchaser's ability to pay dividends, make investments or prepay indebtedness. The imposition of these additional licensure requirements could increase Purchaser's cost of doing business or delay Purchaser's conduct or expansion of its business.

    In addition, utilization review and TPA activities conducted by Purchaser are regulated by many states which impose requirements upon Purchaser that increase its business costs. Purchaser believes that its TPA activities performed for its self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has relied on this general principle in determining not to seek licensure for certain of its activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licensure will not be required with respect to utilization review or TPA activities in certain states.

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which Purchaser's operations are subject have broad discretionary powers. A regulatory agency or a court in states in which Purchaser operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to Purchaser differently than Purchaser believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licenses and governmental approvals could result in significant alteration to Purchaser's business operations, delays in the expansion of Purchaser's business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on Purchaser.

    The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrist, psychologists, or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. Purchaser believes that its operations as currently conducted are in material compliance with state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, however, there can be no assurance that Purchaser's existing operations and its contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under such laws, or that the enforceability of such contractual arrangements will not be limited. Purchaser believes that it could, if necessary, restructure its operations to comply with changes in the interpretation or enforcement of such laws and regulations, and that such restructuring would not have a material adverse effect on its operations.

    Several states in which Purchaser does business have adopted, or are expected to adopt, "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar providers. Compliance with any willing provider laws could significantly increase Purchaser's costs of assembling and administering provider networks and could, therefore, have a material adverse effect on its operations.

    Purchaser's managed care operations are also generally affected by regulations applicable to the operations of healthcare clinics and facilities.

    INTEGRATION OF OPERATIONS. As a result of the Merger and certain other completed acquisitions, Purchaser expects to be the largest provider of managed behavioral healthcare services in the United States. Purchaser's ability to operate its acquired managed care businesses successfully depends on how well and how quickly it integrates the acquired businesses with its existing operations. As Purchaser implements the integration process, it may need to implement enhanced operational, financial and informational systems and may require additional employees and management, operational, financial and informational resources. There can be no assurance that Purchaser will be able to implement and maintain such operational, financial and informational systems successfully or successfully obtain, integrate and utilize the required employees and management, operational, financial and informational resources to achieve the successful integration of the acquired businesses with its existing operations. Failure to implement such systems successfully and to use such resources effectively could have a material adverse effect on Purchaser. Furthermore, implementing such operational, financial and information systems or obtaining such employees and management could reduce the cost savings Purchaser expects to achieve.

    HIGHLY COMPETITIVE INDUSTRY. The industry in which Purchaser conducts its managed-care business is highly competitive. Purchaser competes with large insurance companies, HMOs, PPOs, TPAs, EAPs, provider groups and other managed care companies. Many of Purchaser's competitors are significantly larger and have greater financial, marketing and other resources than Purchaser, and some of Purchaser's competitors provide a broader range of services. Purchaser may also encounter substantial competition in the future from new market entrants. Many of Purchaser's customers that are managed care companies may, in the future, seek to provide managed behavioral healthcare services to their employees or subscribers directly, rather than contracting with Purchaser for such services.

    SUBORDINATION OF FRANCHISE FEES. Purchaser owns a 50% equity interest in CBHS, from which it receives certain franchise fees (the "Franchise Fees"). The Franchise Fees represent a significant portion of Purchaser's earnings and cash flows. The Franchise Fees payable to Purchaser by CBHS are subordinated in right of payment to the $41.7 million annual base rent, 5% minimum escalator rent and, in certain circumstances, certain additional rent due to Crescent. If CBHS encounters a decline in earnings or financial difficulties, such amounts due Crescent will be paid before any Franchise Fees are paid. The remainder of CBHS's available cash will then be applied in such order of priority as CBHS may determine, in the reasonable discretion of the CBHS governing board, to all other operating expenses of CBHS, including the current and accumulated Franchise Fees. Purchaser will be entitled to pursue all available remedies for breach of the Master Franchise Agreement, except that Purchaser does not have the right to take any action that could reasonably be expected to force CBHS into bankruptcy or receivership.

    Based on projections of fiscal 1998 operations prepared by management of CBHS, Purchaser believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay Purchaser during fiscal 1998. Purchaser currently estimates that CBHS will be able to pay approximately $58 to $68 million of the Franchise Fees in fiscal 1998, a $10 to $20 million shortfall relative to amounts payable under the Master Franchise Agreement.

    Purchaser no longer controls the operations of the CBHS psychiatric hospital facilities. Accordingly, factors that Purchaser does not control will likely influence the amount of the equity in the earnings of CBHS that Purchaser will realize in the future. For example, CBHS may pursue acquisitions in markets where it does not currently have a presence and in markets where it has existing hospital operations. Furthermore, CBHS may consolidate services in selected markets by closing additional facilities depending on market conditions and evolving business strategies. If CBHS closes additional psychiatric hospitals, it could result in charges to income for the costs attributable to the closure, which would result in lower equity in earnings of CBHS for Purchaser.

    PROFESSIONAL LIABILITY; INSURANCE. The management and administration of the delivery of managed behavioral healthcare services, like other healthcare services, entail significant risks of liability. Purchaser is regularly subject to lawsuits alleging malpractice and related legal theories, some of which involve situations in which participants in Purchaser's programs have committed suicide. Purchaser is also subject to claims of professional liability for alleged negligence in performing utilization review activities, as well as for acts and omissions of independent contractors participating in Purchaser's third-party provider networks. Purchaser is subject to claims for the costs of services denied. There can be no assurance that Purchaser's procedures for limiting liability have been or will be effective, or that one or more lawsuits will not have a material adverse effect on Purchaser in the future.

    Purchaser carries professional liability insurance, subject to certain deductibles. There can be no assurance that such insurance will be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints or that, upon expiration thereof, sufficient insurance will be available on favorable terms, if at all. If Purchaser is unable to secure adequate insurance in the future, or if the insurance carried by Purchaser is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, there can be no assurance that Purchaser will not be subject to a liability that could have a material adverse effect on Purchaser.

    LIMITED TRADING MARKET. In connection with the Offer, the listing of the Notes on the NYSE will be terminated. Depending on, among other things, the amount of Notes outstanding after the Offer, the liquidity, market value and price volatility of Notes may be adversely affected by the consummation of the Offer. To the extent a market continues to exist for the Notes after the Offer, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of Purchaser and other factors. There can be no assurance that an active market in the Notes will continue to exist and no assurance as to the prices at which the Notes may trade.

    Typically, a debt security with a smaller outstanding principal amount available for trading (a smaller "float") commands a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also make the trading price of Notes that are not purchased in the Offer more volatile.

    FRAUDULENT TRANSFER CONSIDERATIONS. If, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Purchaser, a court were to find that, at the time the Notes are accepted for payment (a) Purchaser purchased the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) Purchaser received less than reasonably equivalent value or fair consideration for the purchase price of the Notes and (ii) Purchaser (A) was insolvent or was rendered insolvent by reason of such purchase, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), then such court could find that the payment to tendering Holders involved the incurring of obligations or the transferring of interests in property deemed under applicable law to be fraudulent as against creditors (a "fraudulent conveyance"). To the extent such payment were deemed to be a fraudulent conveyance, there is a risk that tendering Holders would be ordered by a court to turn over to Purchaser's trustee in bankruptcy the consideration paid to them for their Notes.

    Separate and apart from any fraudulent conveyance attack, any payment made to Holders in consideration for their Notes may also be subject to challenge as a preference if such payment: (i) is made within ninety days prior to a bankruptcy filing by Purchaser; (ii) is made when Purchaser is insolvent; and
(iii) permits the Holders to receive more than they otherwise might receive in a liquidation of Purchaser pursuant to Chapter 7 of the United States Bankruptcy Code. If such payment were deemed to be preference, such payment could be recovered by Purchaser's trustee in bankruptcy and Holders would be restored to their previous positions as unsecured creditors of Purchaser.

    GUARANTEES. Following the consummation of the Offer, all Notes that are not tendered, or that are not accepted for purchase pursuant to the Offer, will continue to be guaranteed by the Guarantors (as defined in the Indenture). In addition, following the consummation of the Merger, such Notes will be guaranteed by Merit. The New Senior Subordinated Notes will not be guaranteed.

4. PROPOSED AMENDMENTS TO THE INDENTURE.

    This section sets forth a brief description of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to the Solicitation. The Proposed Amendments and the Delisting constitute a single proposal and a tendering and consenting Holder must consent to the Proposed Amendments in their entirety and the Delisting and may not consent selectively with respect to certain of the Proposed Amendments or the Delisting. The Proposed Amendments will be implemented in an amendment to the Indenture in the form set forth in the Supplemental Indenture. Although the Supplemental Indenture will become effective upon execution by Purchaser, the Guarantors and Trustee, the Proposed Amendments will not become operative unless and until Notes are accepted for purchase by Purchaser pursuant to the Offer. Thereafter, all Notes that are not tendered, or that are not accepted for purchase pursuant to the Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture.

    Pursuant to the terms of the Indenture, the Proposed Amendments require the written consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding.

    The valid tender by a Holder of Notes pursuant to the Offer on or prior to the Consent Date will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments and the Delisting with respect to such Notes. Purchaser is not soliciting and will not accept Consents from Holders who are not tendering their Notes pursuant to the Offer.

    The summaries of provisions of the Indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the Indenture. Capitalized terms used herein without definition have the same meanings as set forth in the Indenture. Holders may obtain copies of the Indenture without charge from the Information Agent.

    The Proposed Amendments to the Indenture are as follows:

    DELETION OF COVENANTS. The Proposed Amendments would delete in their entireties (except as otherwise indicated) the following covenants and any references thereto from the Indenture:

Section 5.02          -  SEC REPORTS. Requires Purchaser to furnish certain information to the
                         Trustee and the Holders and file such information with the SEC (regardless of whether or not required by the rules and regulations of the SEC). The final sentence of subsection (1), which requires Purchaser to comply with
                         Section 314(a) of the Trust Indenture Act of 1939, will not be deleted.

Section 5.03          -  COMPLIANCE CERTIFICATES. Requires Purchaser to deliver to the Trustee (i)
                         an annual certificate of Purchaser stating whether Purchaser knows of any default or event of default with respect to the Notes; (ii) an annual certificate of the Company's independent certified public accountants relating to their audit examination; and (iii) notification of the occurrence of any default or event of default.

Section 5.04          -  FURTHER INSTRUMENTS AND ACTS. Upon request of the Trustee, requires
                         Purchaser to execute and deliver such further instruments and do such further acts as reasonably necessary or proper to carry out the purposes of the Indenture.

Section 5.06          -  LIMITATION ON RESTRICTED PAYMENTS. Restricts the ability of Purchaser and the Subsidiaries to make Restricted Payments, including payment of dividends on or purchases of the Purchaser's capital stock, purchases of
                         Subordinated Indebtedness or the making of investments.

Section 5.08          -  LIMITATION ON ADDITIONAL INDEBTEDNESS. Restricts the ability of Purchaser and the Subsidiaries to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of any
                         Indebtedness, unless the Purchaser is in compliance with certain financial covenants, subject to certain exceptions.

Section 5.10          -  LIMITATION ON SALE OF SUBSIDIARY SHARES. Restricts the ability of
                         Purchaser and the Subsidiaries to sell, pledge, hypothecate or otherwise convey or dispose of any equity interests of a Subsidiary.

Section 5.11          -  LIMITATION ON LIENS. Restricts the ability of Purchaser and the
                         Subsidiaries to create, incur, assume or suffer to exist any Liens upon any of the property or assets of Purchaser and the Subsidiaries securing any Indebtedness that is PARI PASSU with or subordinated in right of payment to the Notes.

Section 5.12          -  LIMITATION ON PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.
                         Restricts the ability of Purchaser and the Subsidiaries to directly or indirectly create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to make certain payments, including payment of dividends on or purchases of any Subsidiaries' capital stock, purchases of Indebtedness, making loans or advances, transferring properties or assets or execute a guarantee of the Notes.

Section 5.13          -  LIMITATION ON TRANSACTIONS WITH AFFILIATES. Restricts the ability of
                         Purchaser and the Subsidiaries to enter into any transaction with any affiliate of Purchaser (other than a Subsidiary of the Purchaser).

Section 5.16          -  PAYMENT OF TAXES AND OTHER CLAIMS. Requires Purchaser to pay or discharge before any penalty accrues thereon all taxes, assessments and governmental charges levied or imposed upon Purchaser or any Subsidiary and all material lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien upon the property of Purchaser or any
                         Subsidiary.
Section 5.18          -  MAINTENANCE OF PROPERTIES AND INSURANCE. Requires Purchaser to cause all material properties owned by or leased to it or any Subsidiary and used in the conduct of its or their business to be maintained and kept in normal condition, repair and working order.

Section 5.21          -  COVENANT TO COMPLY WITH SECURITIES LAWS UPON PURCHASE OF SECURITIES. In
                         connection with any offer to purchase or purchase of the Notes, requires
                         Purchaser to comply with Rule 13e-4 and Regulation 14E under the Exchange
                         Act and otherwise comply with all Federal and state securities laws and regulations.

    AMENDMENT TO ARTICLE 6--SUCCESSOR CORPORATION. Section 6.01 provides that Purchaser will not merge with or into, or transfer all or substantially all its assets, subject to certain exceptions, including satisfaction of specified consolidated net worth and consolidated interest coverage ratio tests. The Proposed Amendments would delete such tests in their entirety. Section 6.02 provides that, subject to certain exceptions, no Subsidiary may merge with or into any person or permit any party to merge with or into it. The Proposed Amendments would delete Section 6.02 in its entirety.

    AMENDMENT TO SECTION 7.01--EVENTS OF DEFAULT. Section 7.01 (iii) provides for an event of default of the Notes upon the occurrence of a default by Purchaser and the Subsidiaries under other indebtedness. Section 7.01 (vi) provides for an event of default with respect to the Notes, if Purchaser or any Subsidiary fails to pay any final judgment in excess of $10,000,000 rendered against it. The Proposed Amendments would delete Sections 7.01 (iii) and (vi) in their entirety.

    AMENDMENT TO DEFINITIONS. The Proposed Amendments would delete certain definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing. In addition, the Proposed Amendments would add a definition of "Senior Indebtedness" that would specifically include indebtedness outstanding under the New Credit Agreement.

5. DELISTING OF NOTES FROM THE NYSE.

    The Notes are listed and principally traded on the NYSE. On January 9, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing bid price per $100 principal amount of the Notes was $109.61. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES.

    The rules of the NYSE state that, in the absence of special circumstances, a security which is eligible for continued listing will not be removed from the list upon request or application of the listing company unless the proposed withdrawal from listing is approved by the securityholders of a substantial percentage of the outstanding amount of the particular security, and such withdrawal is not objected to by a substantial number of individual holders of the particular security. In applying this rule, the NYSE, in the absence of special circumstances, will consider approval of the proposed withdrawal from listing by 66 2/3% of the outstanding security as constituting the requisite approval by a substantial percentage.

    The Delisting of the Notes will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding. The Delisting and the Proposed Amendments constitute a single proposal and a tendering and consenting Holder must consent to the Delisting and the Proposed Amendments in their entirety and may not consent selectively with respect to the Delisting or the Proposed Amendments. Trading of the Notes on the NYSE will not be terminated until the Notes have been accepted for purchase by Purchaser pursuant to the Offer.

6. TERMS OF THE OFFER AND THE SOLICITATION.

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), all Notes which are validly tendered in accordance with the procedures set forth in Section 8 and not withdrawn (and which are accompanied by validly delivered Consents that have not been revoked) in accordance with the procedures set forth in Section 9 prior to the Expiration Date will be accepted for purchase and paid for by Purchaser promptly after the Expiration Date.

    Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Consent and Letter of Transmittal, Purchaser is also soliciting Consents from Holders with respect to the Proposed Amendments and the Delisting.

    DETERMINATION OF OFFER CONSIDERATION. The Offer Consideration (including the Consent Payment) for each Note being purchased pursuant to the Offer is equal to the present value on the Payment Date of $1,056.25 per $1,000 principal amount of Notes (the amount payable on April 15, 1999, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")), determined on the basis of a yield (the "Tender Offer Yield") to the Earliest Redemption Date equal to the sum of (x) the yield on the 7% U.S. Treasury Note due April 15, 1999 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City Time, on January 26, 1998, the tenth (10th) business day immediately preceding the scheduled Expiration Date (the "Price Determination Date"), as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" (the "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall select in its sole discretion) plus (y) 30 basis points (the "Fixed Spread") (such price being rounded to the nearest cent per $1,000 principal amount of Notes), plus accrued and unpaid interest on the Notes to, but not including, the Payment Date. In the event the Offer is extended for any period of time longer than ten (10) business days from the previously scheduled Expiration Date, a new Price Determination Date will be established. Payment of the Offer Consideration for Notes validly tendered and accepted for payment shall be made on the Payment Date. Holders of Notes tendered after the Consent Date will receive the Offer Consideration less the Consent Payment (2% of the principal amount of each Note).

    Although the Tender Offer Yield on the applicable Reference Security on the Price Determination Date will be determined only from the source noted above, information regarding the closing yield for the Reference Security may also be found in THE WALL STREET JOURNAL. The yield on the Reference Security for the Notes as of 2:00 p.m., New York City time, on January 9, 1998 was 5.19%. Accordingly, if such yield were determined to be the yield on the Reference Security at the Price Determination Date, and February 12, 1998 were the Payment Date for the Notes, the Tender Offer Yield, the Offer Consideration and the Offer Consideration less the Consent Payment per $1,000 principal amount of Notes would be 5.49%, $1,117.30 and $1,097.30, respectively. A hypothetical illustration of the calculation of the Offer Consideration for the Notes demonstrating the application of the assumptions and methodologies to be used in pricing the Offer is set forth on Schedule II hereto.

    If at any time following a Price Determination Date, Purchaser extends the Offer for any period of not more than ten (10) business days, the Offer Consideration for each Note tendered pursuant to the Offer on or prior to the Consent Date or the Expiration Date, as applicable, shall remain the Offer Consideration, as applicable, as determined on such Price Determination Date. If, however, Purchaser extends the

Offer for any period longer than ten (10) business days from the previously scheduled Expiration Date based upon which such Price Determination Date has been established, a new Price Determination Date shall be established (such new Price Determination Date to be the tenth (10th) business day immediately preceding the Expiration Date as so extended) and the Offer Consideration for each Note tendered pursuant to the Offer on or prior to the Consent Date or the Expiration Date, as applicable, shall be calculated based on the Tender Offer Yield as of such new Price Determination Date. In either case, a Holder who tenders Notes after the Consent Date will be entitled to receive, if Notes are accepted for payment pursuant to the Offer, the Offer Consideration less the Consent Payment for the Notes so tendered.

    Before 9:00 a.m., New York City time, on the business day following the Price Determination Date, Purchaser will publicly announce the pricing information referred to above by press release to the Dow Jones News Service.

    Prior to 2:00 p.m., New York City time, on the Price Determination Date, Holders may obtain hypothetical quotes of the yield on the Reference Security (calculated as of a then recent time) and the resulting hypothetical Offer Consideration by contacting the Dealer Manager at its telephone number set forth on the back cover of this Statement. After such time on the Price Determination Date, Holders may ascertain the actual yield on the Reference Security as of the Price Determination Date and the resulting actual Offer Consideration by contacting the Dealer Manager at its telephone number set forth on the back cover of this Statement.

    Because the Offer Consideration prior to the Price Determination Date is based on a fixed spread pricing formula that is linked to the yield on a Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Offer will be affected by changes in such yield during the term of the Offer prior to such Price Determination Date. After the Price Determination Date when the Offer Consideration is no longer linked to the Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Offer will be known and Holders will be able to ascertain the Offer Consideration in the manner described above, unless the Offer is extended for a period longer than ten (10) business days.

    On the Payment Date, the Purchaser will pay each tendering Holder who validly consented to the Proposed Amendments and the Delisting on or prior to the Consent Date, as part of the Offer Consideration, a Consent Payment equal to 2% of the principal amount ($20 per $1,000 principal amount) of such Holder's Notes for which Consents have been validly delivered and not validly revoked on or prior to the Consent Date. If a Holder's Notes are not validly tendered and the corresponding Consents are not validly delivered pursuant to the Offer and Solicitation on or prior to the Consent Date, or such Holder's Notes and Consents are withdrawn and revoked and not properly retendered and redelivered at or prior to the Consent Date, such Holder will not receive that portion of the Offer Consideration which constitutes the Consent Payment even though the Proposed Amendments and the Delisting may be effective as to each of such Holder's Notes that are not purchased in the Offer.

    If the Notes are accepted for payment pursuant to the Offer, Holders who validly tender their Notes and deliver Consents pursuant to the Offer on or prior to the Consent Date will receive the Offer Consideration (which includes the Consent Payment) plus accrued and unpaid interest up to, but not including, the Payment Date. Holders who validly tender Notes and deliver Consents and do not withdraw tenders of Notes pursuant to the Offer on or prior to the Consent Date may not thereafter revoke such Consent after the Consent Date. Holders who validly tender their Notes and deliver Consents after the Consent Date will receive the Offer Consideration less the Consent Payment, plus accrued and unpaid interest up to, but not including, the Payment Date.

    HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES IN THE OFFER, AND MAY NOT REVOKE CONSENTS ON OR PRIOR TO THE CONSENT DATE WITHOUT WITHDRAWING THE PREVIOUSLY TENDERED NOTES TO WHICH SUCH CONSENT RELATES. HOLDERS MAY NOT WITHDRAW PREVIOUSLY TENDERED NOTES ON OR PRIOR TO THE CONSENT DATE

WITHOUT REVOKING PREVIOUSLY DELIVERED CONSENTS TO WHICH SUCH TENDER RELATES. CONSENTS MAY NOT BE REVOKED AND TENDERS OF NOTES MAY NOT BE WITHDRAWN AFTER THE CONSENT DATE.

    The Proposed Amendments require the receipt of the Requisite Consents, defined as consents to the Proposed Amendments from the Holders of at least
66 2/3% in aggregate principal amount of the Notes outstanding. Although the Supplemental Indenture reflecting the Proposed Amendments will become effective upon execution by Purchaser, the Guarantors and the Trustee, the Proposed Amendments will not become operative until the Notes have actually been accepted for purchase by Purchaser.

    The Delisting requires the receipt of the Delisting Consents, defined as consents to the termination of the listing of the Notes on the NYSE from the Holders of at least 66 2/3% in aggregate principal amount of Notes outstanding. The Notes will not be delisted until they have actually been accepted for purchase by Purchaser.

    AFTER THE REQUISITE CONSENTS ARE RECEIVED AND THE PROPOSED AMENDMENTS HAVE BECOME OPERATIVE, THE PROPOSED AMENDMENTS WILL BE EFFECTIVE AS TO ALL NOTES THAT ARE NOT PURCHASED PURSUANT TO THE OFFER. CONSEQUENTLY, CONSUMMATION OF THE OFFER, THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE DELISTING MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO DO NOT VALIDLY TENDER NOTES PURSUANT TO THE OFFER. SEE SECTION 3.

    The Offer is conditioned upon, among other things, the satisfaction or waiver of the Consent Condition, the Financing Condition, the Merit Tender Offer Condition, the Merger Condition and the General Conditions. See Section 11. If any condition to Purchaser's obligation to purchase Notes under the Offer is not satisfied prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Notes tendered and terminate the Offer, (ii) waive such unsatisfied condition and purchase all Notes validly tendered, (iii) extend the Offer and retain the Notes which have been tendered during the period or periods for which the Offer is extended or
(iv) amend the Offer.

    Purchaser expressly reserves the right, subject to the securities laws, at any time or from time to time, regardless of whether or not any of the events set forth in Section 11 shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral notice of such extension to the Depositary followed by written notice of such extension to the Depositary, (ii) to extend the period of time during which the Solicitation is open by giving oral notice of such extension to the Depositary followed by written notice of such extension to the Depositary, and (iii) to amend the Offer or the Solicitation in any other respect by giving oral notice of such amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer described in Section 11. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or by sending written notice to each registered Holder of the Notes.

    If Purchaser extends the Offer, or if (whether before or after any Notes have been accepted for purchase) the purchase of or payment for Notes is delayed or Purchaser is unable to pay for Notes pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Notes on behalf of Purchaser, and such Notes may not be withdrawn. However, the ability of Purchaser to delay the payment for Notes which Purchaser has accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of Holders of securities promptly after the termination of withdrawal of a tender offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to such Offer, Purchaser will disseminate additional Offer materials and extend such Offer to the extent required by law. If the Solicitation is amended prior to the Consent Date in a manner determined by Purchaser to constitute a material adverse change to the Holders, Purchaser promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by Purchaser to be adequate to permit Holders to withdraw their Notes and revoke their Consents. See Section 9.

7. ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS.

    Upon the terms and subject to the conditions of the Offer and the Solicitation (including if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Purchaser will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) and all Consents validly delivered on or prior to the Consent Date (and not revoked) pursuant to the Offer and the Solicitation promptly after the Expiration Date, such payments to be paid by the deposit with the Depositary of the Offer Consideration (including the Consent Payment, if applicable) plus accrued and unpaid interest up to, but not including, the Payment Date in immediately available funds by Purchaser promptly after the Expiration Date so that payment of the Offer Consideration (including the Consent Payment, if applicable) may be made to tendering Holders on the Payment Date. Purchaser expressly reserves the right, in Purchaser's sole discretion, to delay acceptance for payment of or payment for Notes, subject to Rule 14e-1(c) under the Exchange Act, in order to comply, in whole or in part, with any applicable law. See Section 9. In all cases, payment by the Depositary to Holders of Offer Consideration (including the Consent Payment, if applicable) for Notes purchased pursuant to the Offer and Consents delivered on or prior to the Consent Date, if applicable, will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 8,
(ii) a properly completed and duly executed Consent and Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Consent and Letter of Transmittal.

    For purposes of the Solicitation, Consents received by the Depositary will be deemed to have been accepted by Purchaser if, as and when Purchaser has given written notice to the Trustee of the receipt by the Depositary of the Requisite Consents and the Supplemental Indenture is executed by Purchaser, the Guarantors and Trustee. For purposes of the Offer, tendered Notes will be deemed to have been accepted for purchase if, as and when Purchaser has given oral or written notice thereof to the Depositary. In all cases, payment for Notes purchased pursuant to the Offer and Consents validly delivered and not revoked prior to the Consent Date will be made by the Depositary, which will act as agent for consenting and tendering Holders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering Holders. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE OFFER CONSIDERATION BE PAID BY PURCHASER BY REASON OF ANY DELAY OF THE DEPOSITARY IN MAKING PAYMENT.

    If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, such Notes will be credited to the account maintained at such Book-Entry Transfer Facility from which such Notes were delivered), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly after the expiration or termination of the Offer.

    Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager or, except as set forth in Instruction 7 of the Consent and Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer or the payment of the Consent Payment pursuant to the Solicitation.

    Purchaser reserves the right to transfer or assign, in whole or in part, at any time and from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for purchase pursuant to the Offer.

8. PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.

    HOLDERS WILL NOT BE ENTITLED TO RECEIVE THE OFFER CONSIDERATION (WHICH INCLUDES THE CONSENT PAYMENT) UNLESS THEY BOTH TENDER THEIR NOTES PURSUANT TO THE OFFER AND DELIVER CONSENTS TO THE PROPOSED AMENDMENTS AND THE DELISTING WITH RESPECT TO SUCH NOTES ON OR PRIOR TO THE CONSENT DATE. HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE OFFER AND RECEIVE THE OFFER CONSIDERATION ARE REQUIRED TO CONSENT TO THE PROPOSED AMENDMENTS AND THE DELISTING. HOLDERS WILL NOT RECEIVE ANY SEPARATE CONSIDERATION IN RESPECT OF THEIR CONSENT TO THE PROPOSED AMENDMENTS AND THE DELISTING (OTHER THAN THE CONSENT PAYMENT FOR HOLDERS WHO TENDER PRIOR TO THE CONSENT DATE). HOLDERS OF NOTES TENDERED AFTER THE CONSENT DATE WILL NOT RECEIVE THAT PORTION OF THE OFFER CONSIDERATION WHICH CONSTITUTES THE CONSENT PAYMENT. HOLDERS MAY NOT CONSENT TO THE PROPOSED AMENDMENTS AND THE DELISTING WITHOUT TENDERING THEIR NOTES PURSUANT TO THE OFFER.

    The method of delivery of Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Consents and Letters of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Consent Date or the Expiration Date, as applicable, to permit delivery to the Depositary on or prior to such date.

    TENDERS OF NOTES AND DELIVERY OF CONSENTS. The tender by a Holder of Notes and delivery of Consents (and subsequent acceptance of such tender by Purchaser) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Purchaser in accordance with the terms and subject to the conditions set forth herein, in the Consent and Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    The procedures by which Notes may be tendered and Consents may be given by beneficial owners that are not Holders will depend upon the manner in which the Notes are held.

    TENDER OF NOTES HELD IN PHYSICAL FORM. For a Holder validly to tender Notes held in physical form pursuant to the Offer (and deliver the related Consents), a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement and certificates representing such Notes must be received by the Depositary at such address, prior to the Consent Date or the Expiration Date, as applicable. A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below; however, a completed and executed Consent and Letter of Transmittal is still required to effectuate the valid delivery of related Consents with respect to such Notes. A Holder who desires to tender Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below. HOWEVER, THE GUARANTEED DELIVERY PROCEDURE SET FORTH BELOW MAY NOT BE USED TO TENDER NOTES OR DELIVER CONSENTS ON OR PRIOR TO THE CONSENT DATE. CONSENTS AND LETTERS OF TRANSMITTAL AND ANY NOTES TENDERED PURSUANT TO THE OFFER SHOULD BE SENT ONLY TO THE DEPOSITARY, NOT TO PURCHASER, THE INFORMATION AGENT OR THE DEALER MANAGER.

    THE PROPER COMPLETION, EXECUTION AND DELIVERY OF A CONSENT AND LETTER OF TRANSMITTAL BY A REGISTERED HOLDER WITH RESPECT TO NOTES WILL CONSTITUTE THE GIVING OF A CONSENT BY SUCH HOLDER TO THE PROPOSED AMENDMENTS AND THE DELISTING WITH RESPECT TO SUCH NOTES, AND NO SEPARATE CONSENT OR PROXY WILL BE REQUIRED.

    If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Notes, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because Notes may not be tendered without also consenting to the Proposed Amendments and the Delisting, and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

    TENDER OF NOTES HELD THROUGH A CUSTODIAN. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents should contact such registered Holder promptly and instruct such Holder to tender Notes and deliver Consents on such beneficial owner's behalf. A Letter of Instructions is enclosed in the solicitation materials provided along with this Statement, which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes and deliver Consents. If such beneficial owner wishes to tender such Notes and deliver Consents himself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    TENDER OF NOTES HELD THROUGH DTC. DTC has confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with ATOP procedures for transfer (and thereby tender Notes), followed by a properly completed and duly executed Consent and Letter of Transmittal delivered to the Depositary to effectuate the delivery of the related Consent. Upon receipt of such Holder's acceptance through ATOP, DTC will send an Agent's Message to the Depositary. The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the Confirmation of book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes and delivering Consents which are the subject of such confirmation of book-entry transfer, that such participant has received and agreed to be bound by the terms of the Consent and Letter of Transmittal and that Purchaser may enforce such agreement against such participant. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below but such guaranteed delivery procedures may only be used for tenders of Notes after the Consent Date.

    Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Consent Date or on or prior to the Expiration Date, as the case may be (accompanied by a properly completed and duly executed Consent and Letter of Transmittal), Purchaser may, at its option, treat such tender as defective for purposes of the right to receive the Offer Consideration. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

    Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a Consent to the Proposed Amendments and the Delisting as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal.

    BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the Notes at DTC and the Philadelphia Depository Trust Company ("Philadep") (each a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date hereof, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities systems may make book-entry delivery of the Notes by causing DTC or Philadep to transfer such Notes into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Timely book-entry delivery of Notes pursuant to the Offer, however, requires receipt of a confirmation of book-entry transfer prior to the Consent Date or the Expiration Date, as the case may be. In addition, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Consent and Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must, in any case, be delivered or transmitted to and received by the Depositary at its address set forth on the back cover of this Statement prior to the Consent Date or the Expiration Date, as the case may be, in connection with the tender of such Notes. Tender will not be deemed made until such documents are received by the Depositary. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Consents and Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered
(i) by a registered Holder of Notes (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Notes) who has not completed either the box entitled "Special Delivery Instructions" or "Special Issuance Instructions" on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

    MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes at the following address or telephone number: Marine Midland Bank, 140 Broadway, 12th Floor, New York, New York 10005, Attention: Corporate Trust Department, Telephone No. (212) 658-6433.

    GUARANTEED DELIVERY. If a Holder desires to tender Notes pursuant to the Offer after the Consent Date and time will not permit the Consent and Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, prior to the Expiration Date, such Holder may nevertheless tender such Notes if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith or an Agent's Message with respect to guaranteed delivery that is accepted by Purchaser, is received by the Depositary after the Consent Date and on or prior to the Expiration Date, as provided below; and

        (iii) the certificates of the tendered Notes, in proper form for transfer (or confirmation of a book-entry transfer of such Notes, into the Depositary's account at a Book-Entry Transfer Facility as described above), together with a Consent and Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Instructions to the Consent and Letter of Transmittal, are received by the Depositary within two New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON RESULTING FROM SUCH PERSON'S USE OF THE GUARANTEED DELIVERY PROCEDURES, AND THE OFFER CONSIDERATION FOR NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR NOTES DELIVERED TO THE DEPOSITARY AFTER THE CONSENT DATE AND ON OR PRIOR TO THE EXPIRATION DATE. HOLDERS SHOULD BE AWARE THAT, ON OR PRIOR TO THE CONSENT DATE, TENDERS OF NOTES AND THE RELATED CONSENTS CANNOT BE DELIVERED USING THE GUARANTEED DELIVERY PROCESS AND THAT USE OF THE GUARANTEED DELIVERY PROCESS COULD RESULT IN A TENDER OF NOTES AND THE RELATED CONSENT BEING DEFECTIVE.

    Notwithstanding any other provisions hereof, payment for Notes tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of such Notes (or confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility as described above), and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes properly completed and duly executed, with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal.

    THE METHOD OF DELIVERY OF NOTES AND THE CONSENT AND LETTER OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING NOTES AND DELIVERING A CONSENT AND LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE CONSENT DATE OR THE EXPIRATION DATE, AS THE CASE MAY BE, TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup U.S. Federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. Federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal. See Section 12.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivered Consents pursuant to any of the procedures described above will be determined by Purchaser, in Purchaser's sole discretion (whose determination shall be final and binding). Purchaser reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of Notes or deliveries of Consents determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to applicable law, to waive any of the conditions of the Offer or the Solicitation or to waive any defect or irregularity in any tender with respect to Notes or Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Purchaser's interpretation of the terms and conditions of the Offer and the Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Purchaser waives its right to reject a defective tender of Notes, the Holder will be entitled to the Offer Consideration including the Consent Payment, if applicable.

9. WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS.

    Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Consent Date (but not thereafter if the Purchaser accepts the Notes for payment). A valid withdrawal of tendered Notes prior to the Consent Date will constitute the concurrent valid revocation of such Holder's related Consent. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Tendered Notes may not be withdrawn and delivered Consents may not be revoked subsequent to the Consent Date. In addition, tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased hereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

    For a withdrawal of a tender of Notes or revocation of a Consent to be effective, a written or facsimile transmission notice of withdrawal or revocation must be timely received by the Depositary at its address set forth on the back cover of this Statement on or prior to the Consent Date. Any such notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn or to which the revocation of Consents relates, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes, and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or related Consent was given or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and/or revoking such related Consent and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a properly completed and signed notice of withdrawal shall be effective immediately upon receipt thereof even if physical release is not yet effected. A withdrawal of Notes or revocation of Consents can only be accomplished in accordance with the foregoing procedures.

    ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL OR REVOCATION WILL BE DETERMINED BY PURCHASER, IN PURCHASER'S SOLE DISCRETION (WHOSE DETERMINATION WILL BE FINAL AND BINDING). NONE OF PURCHASER, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Any Notes properly withdrawn or with respect to which Consents have been properly revoked will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be retendered and revoked Consents may be redelivered by following one of the procedures described in Section 8 at any time prior to the Consent Date or the Expiration Date, as the case may be.

10. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by Purchaser to purchase all of the Notes pursuant to the Offer will be obtained from the issuance of New Senior Subordinated Notes and/or from borrowings under the New Credit Agreement. See
Section 2.

11. CONDITIONS TO THE OFFER AND THE SOLICITATION.

    Notwithstanding any other provisions of the Offer and the Solicitation and in addition to (and not in limitation of) Purchaser's rights to extend and/or amend the Offer and the Solicitation at any time in its sole discretion, Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer and the Solicitation, if there shall not have been satisfied the following conditions:

    The "Consent Condition" shall mean the receipt of the Requisite Consents with respect to the Proposed Amendments and the Delisting and the execution by Purchaser, the Guarantors and the Trustee of the Supplemental Indenture implementing the Proposed Amendments.

    The "Financing Condition" shall mean the receipt (on terms and conditions satisfactory to Purchaser in its sole discretion) of proceeds from (i) the issuance of the New Senior Subordinated Notes, (ii) borrowings under the New Credit Agreement or (iii) such other credit facilities as Purchaser determines are appropriate in an aggregate amount that is sufficient for Purchaser to consummate the Offer. Although Purchaser believes, based on its current financial condition, that the Financing Condition will be satisfied, there can be no assurance that the Financing Condition will in fact be satisfied on the Expiration Date.

    The "Merit Tender Offer Condition" shall mean the consummation by Merit of its offer to purchase any and all of its 11 1/2% Senior Subordinated Notes due 2005 (the "Merit Notes") and the elimination of substantially all the covenants contained in the indenture relating to the Merit Notes, in each case in accordance with the terms of Merit's Offer to Purchase and Consent Solicitation Statement dated as of the date of this Statement, as amended or supplemented from time to time. Although Purchaser believes that the Merit Tender Offer Condition will be satisfied, there can be no assurance that the Merit Tender Offer Condition will in fact be satisfied on the Expiration Date.

    The "Merger Condition" shall mean the consummation of the Merger and the receipt by Purchaser of all approvals or consents to the Merger from all requisite governmental authorities. Although Purchaser believes that the Merger Condition will be satisfied, there can be no assurance that the Merger Condition will in fact be satisfied on the Expiration Date.

    The "General Conditions" shall mean the conditions set forth below in paragraphs (a) through (d). The General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur on or prior to the Expiration Date:

        (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (b) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of Purchaser, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or the Solicitation or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Purchaser or its subsidiaries;

        (c) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Offer or the Solicitation or the Proposed Amendments or the Delisting or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer or the Solicitation or the Proposed Amendments or the Delisting or otherwise adversely affect in any material manner the Offer, the Solicitation or the Proposed Amendments or the Delisting; or

        (d) the Trustee under the Indenture shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the consummation of the Offer or the Solicitation or Purchaser's ability to effect the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Purchaser in soliciting the Consents (including the form thereof) or in the making of the Offer or the acceptance of the Notes or the Consents or the payment for the Notes.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

12. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

    THE FOLLOWING IS A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE SALE OF NOTES TO PURCHASER PURSUANT TO THE OFFER AND THE RETENTION OF NOTES AFTER THE ADOPTION OF THE PROPOSED AMENDMENTS. THE DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), REGULATIONS PROMULGATED THEREUNDER (INCLUDING RECENTLY ISSUED REGULATIONS) AND JUDICIAL DECISIONS AND ADMINISTRATIVE RULINGS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT). THE FOLLOWING DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES (E.G., FOREIGN HOLDERS, INSURANCE COMPANIES AND TAX-EXEMPT ORGANIZATIONS), NOR DOES IT ADDRESS THE U.S. FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS WHO DO NOT HOLD THE NOTES AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE (GENERALLY, PROPERTY HELD FOR INVESTMENT).

    The receipt of cash for Notes pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the Holder. In general, a Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. Federal income tax purposes equal to the difference between the amount realized in exchange for the Notes sold (the amount of cash received by such Holder less any cash received in respect of accrued and unpaid interest on the Notes) and such Holder's adjusted tax basis in such Notes. A Holder's adjusted tax basis for a Note generally is the price such Holder paid for the Note increased by the market discount, if any, previously included in such Holder's income and reduced (but not below zero) by any amortized premium. Except as provided below, any gain or loss recognized on a sale of a Note will give rise to capital gain or loss if the Note is held as a capital asset. A Holder who has acquired a Note with market discount generally will be required to treat a portion of any gain on a sale of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously reported as ordinary income. Amounts received by a Holder in respect of accrued interest on the Notes will be taxable as ordinary income. If the Consent Payment is treated as a separate fee for consenting to the Proposed Amendments, it is possible that such amount would be taxable as ordinary income to such Holder (rather than as sale proceeds, discussed above). The Purchaser intends to treat the Consent Payments for U.S. Federal income tax purposes as additional cash paid in exchange for a Holder's Note.

    Although the matter is not free from doubt, the adoption of the Proposed Amendments to the Indenture should not constitute a "significant modification" in the terms of the Notes within the meaning of applicable United States Department of Treasury regulations. Accordingly, for U.S. Federal income tax purposes, the adoption of the Proposed Amendments should not result in a deemed exchange of Notes by any Holder that does not sell in the Offer and should have no U.S. Federal income tax consequences to such Holders. Even if the Proposed Amendments were to constitute a deemed exchange of the Notes, Holders who do not sell their Notes pursuant to the Offer should not recognize gain or loss on such deemed exchange since such deemed exchange should qualify as a tax-free recapitalization. There can be no assurance, however, that the IRS would not take a contrary view. If an exchange were deemed to have occurred and such exchange did not qualify as a recapitalization, Holders who did not sell their Notes would recognize gain or loss, if any, on such deemed exchange and would have a new holding period for the Notes.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. In order to avoid backup withholding, a Holder (other than exempt Holders which include, among others, all corporations and certain foreign individuals and entities) whose tendered Notes are accepted for purchase must provide the Depositary (as payer) with its correct taxpayer identification number, which, in the case of a Holder who is an individual, is his social security number, or otherwise establish a basis for exemption from backup withholding. The Depositary will be required to file information returns with the IRS reporting the gross proceeds of the Offer. Exempt Holders are not subject to these backup withholding and reporting requirements. To prevent backup withholding, each nonexempt Holder must provide his correct taxpayer identification number by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal, certifying that the taxpayer identification number provided is correct (or that such Holder is awaiting a taxpayer identification number) and that (i) the Holder is exempt from backup withholding, (ii) the Holder has not been notified by the IRS that he is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the Holder that he is no longer subject to backup withholding.

    If the Depositary is not provided with the correct taxpayer identification number and certificate of no loss of exemption from backup withholding or other adequate basis for exemption, the Holder may be subject to a $50 penalty imposed by the IRS, and gross proceeds of the Offer paid to the Holder may be subject to a 31% backup withholding tax. Any amount withheld under these rules will be creditable against the Holder's Federal income tax liability and, if withholding results in an overpayment of taxes, a refund may be applied for.

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

13. THE DEALER MANAGER, THE INFORMATION AGENT AND THE DEPOSITARY.

    Chase Securities has been engaged to act as the Dealer Manager in connection with the Offer and the Solicitation. In its capacity as Dealer Manager, Chase Securities may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Statement and related materials to beneficial owners of the Notes. At any given time, Chase Securities or its affiliates may trade Notes for its own account or for the accounts of customers, and, accordingly, may hold a long or short position in the Notes. Purchaser has agreed to indemnify the Dealer Manager and its affiliates against certain liabilities, including liabilities caused by, arising out of or in connection with the Offer, the Solicitation or the engagement of Chase Securities as Dealer Manager. From time to time, Chase Securities and its affiliates have performed investment banking and commercial banking services for Purchaser. In addition, Chase Securities has been engaged to act as an underwriter of, or placement agent for, the New Senior Subordinated Notes, and Chase has agreed, subject to the satisfaction of certain conditions, to make available to Purchaser senior secured credit facilities pursuant to the New Credit Agreement.

    Any Holder that has questions concerning the terms of the Offer or the Solicitation may contact the Dealer Manager at its address and telephone number set forth on the back cover page of this Statement.

    Georgeson has been appointed as Information Agent for the Offer and the Solicitation. Questions and requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Statement. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer or the Solicitation.

    Marine Midland Bank, the Trustee under the Indenture, has been appointed as Depositary for the Offer. The Solicitation, Consent and Letter of Transmittal and all correspondence in connection with the Offer and the Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone number set forth on the back cover of this Statement.

14. FEES AND EXPENSES.

    The Dealer Manager will receive customary fees for its services in connection with the Offer and the Solicitation. The Information Agent and the Depositary will also receive reasonable and customary fees for their services and reimbursement for their reasonable out-of-pocket expenses in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in forwarding copies of this Statement and related documents to the beneficial owners of Notes. All such fees and expenses will be paid by Purchaser.

15. MISCELLANEOUS.

    Purchaser is not aware of any jurisdiction in which the making of the Offer and the Solicitation is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer and the Solicitation would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer and the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the Holders residing in such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS STATEMENT OR IN THE CONSENT AND LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Manually signed, properly completed facsimile copies of the Consent and Letter of Transmittal will be accepted. The Consent and Letter of Transmittal, Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary at its address set forth on the back cover of this Statement.

                                   SCHEDULE I

                    FORMULA TO DETERMINE OFFER CONSIDERATION

YLD                           =      The Tender Offer Yield equals the sum of the Yield on the 7%
                                     U.S. Treasury Note due April 15, 1999 (the "Reference
                                     Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for
                                     such Reference Security as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the
                                     Bloomberg Government Pricing Monitor on "Page PX4" (the
                                     "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly
                                     erroneous, such other recognized quotation source as the
                                     Dealer Manager shall select in its sole discretion), plus 30 basis points, expressed as a decimal number.

CPN                           =      the contractual rate of interest payable on a Note expressed as a decimal number.

N                             =      the number of semi-annual interest payments, based on the
                                     Earliest Redemption Date, from (but not including) the
                                     expected Payment Date to (and including) the Earliest
                                     Redemption Date.

S                             =      the number of days from and including the semi-annual
                                     interest payment date immediately preceding the expected
                                     Payment Date up to, but not including, the expected Payment
                                     Date. The number of days is computed using the 30/360
                                     day-count method.

exp                           =      Exponentiate. The term to the left of "exp" is raised to the power indicated by the term to the right of "exp."

CP                            =      $20 per $1,000 principal amount per Note, which is equal to the Consent Payment.

RV                            =      the assumed redemption amount based, on the Earliest
                                     Redemption Date, for each Note per $1,000 principal amount of a Note (as rounded to the nearest one hundredth of one
                                     percent).

Offer Consideration           =      the Offer Consideration of a Note per $1,000 principal amount of a Note if tender is made on or prior to 5:00 p.m., New
                                     York City time, on the Consent Date. The Offer Consideration is rounded to the nearest cent.

Offer Consideration Less
  Consent Payment             =      the applicable purchase price of a Note per $1,000 principal amount of a Note if tender is made after 5:00 p.m. New York
                                     City time, on the Consent Date.
Offer Consideration           =

                                                N
              RV                     +          S              $1,000 (CPN/2)              -         $1,000 (CPN/2)(S/180)
  (1 + YLD/2) exp (N - S/180)                  k=1      (1 + YLD/2) exp (k - S/180)

Offer Consideration Less
  Consent Payment             =

                                                N
              RV                     +          S              $1,000 (CPN/2)              -       $1,000 (CPN/2)(S/180) - CP
  (1 + YLD/2) exp (N - S/180)                  k=1      (1 + YLD/2) exp (k - S/180)

                                  SCHEDULE II
                HYPOTHETICAL ILLUSTRATION OF OFFER CONSIDERATION

    This Schedule provides a hypothetical illustration of the Offer Consideration of the 11 1/4% Series A Senior Subordinated Notes due 2004 based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Offer Consideraton, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purpose:

                       11 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2004

Earliest Redemption Date            =      April 15, 1999

Reference Security                  =      7% U.S. Treasury Note due April 15, 1999 as displayed
                                           on the Bloomberg Government Pricing Monitor on "Page
                                           PX4"

Fixed Spread                        =      0.30% (30 basis points)

EXAMPLE

Assumed Price Determination
  Date and Time                     =      2:00 p.m., New York City time, on January 26, 1998

Assumed Payment Date                =      February 12, 1998

Assumed Reference Security
  Yield as of Assumed Price
  Determination Date and Time       =      5.19%

Fixed Spread                        =      0.30%

YLD                                 =      .0549

CPN                                 =      .1125

N                                   =      3

S                                   =      117

RV                                  =      $1,056.25

CP                                  =      $20.00

Offer Consideration                 =      $1,117.30

                                               N
          $1,056.25                 +          S             $1,000 (.1125/2)             -         $1,000 (.1125/2)(117/180)
    (1 + .0549/2) exp (3 -                                (1 + .0549/2) exp (k -
           117/180)                           k=1                117/180)

Offer Consideration Less
  Consent Payment                   =      $1,097.30

                                               N                                                   $1,000 (.1125/2)(117/180) -
          $1,056.25                 +          S             $1,000 (.1125/2)             -                  $20.00
    (1 + .0549/2) exp (3 -                                (1 + .0549/2) exp (k -
           117/180)                           k=1                117/180)

             THE DEPOSITARY FOR THE OFFER AND THE SOLICITATION IS:

                              MARINE MIDLAND BANK

     BY MAIL OR BY HAND:         BY FACSIMILE TRANSMISSION:

     Marine Midland Bank               (212) 658-2292
  Corporate Trust Operations     (For Eligible Institutions
    140 Broadway - A Level                  Only)
New York, New York 10005-1180       Confirm by Telephone
                                       (212) 658-5931

    Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

                           THE INFORMATION AGENT IS:

                                     ABCDEF

                               Wall Street Plaza
                            New York, New York 10005
                       BANKERS AND BROKERS CALL COLLECT:
                                 (212) 440-9800
                           ALL OTHERS CALL TOLL-FREE:
                                 (800) 223-2064

THE DEALER MANAGER FOR THE OFFER AND THE SOLICITATION AGENT FOR THE SOLICITATION
                                      IS:

                             CHASE SECURITIES INC.
                           270 Park Avenue, 4th Floor
                            New York, New York 10017
                             Attention: Robert Berk
                      Telephone: (212) 270-1100 (collect)